                                                                      Exhibit 99

    WINTHROP RESIDENTIAL ASSOCIATES III, A LIMITED PARTNERSHIP
                    FORM 10-QSB MARCH 31, 2000



Supplementary information required pursuant to section 9.4 of the Partnership
Agreement:

1. Statement of Cash Available for Distribution for the three months ended March 31, 2000:

             Net Income                                          $ 132,000
             Add:     Depreciation and amortization                 47,000
             Less:    Cash to reserves                            (152,000)
             Cash Available for Distribution                     $  27,000
             Distributions allocated to General Partners         $   2,000
             Distributions allocated to Limited Partners         $  25,000


2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended March 31, 2000:


             Entity Receiving                             Form of
               Compensation                            Compensation                          Amount
         -------------------------       --------------------------------------------      ----------

         General Partners                Interest in Cash Available for Distribution       $    2,000

         WFC Realty Co., Inc.
         (Initial Limited Partner)       Interest in Cash  Available for Distribution      $        5





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